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                           PARENT AFFILIATE AGREEMENT


         THIS PARENT AFFILIATE AGREEMENT (this "Agreement") is dated as of September 9, 1998, by and between FIRST CONSULTING GROUP, INC., a Delaware corporation ("Parent"), INTEGRATED SYSTEMS CONSULTING GROUP, INC., a Pennsylvania corporation (the "Company"), and the undersigned affiliate of Parent ("Affiliate").

                                    RECITALS

         WHEREAS, Affiliate is a stockholder of Parent.

         WHEREAS, Parent, Foxtrot Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of September 9, 1998 (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company (the "Merger"). The Merger Agreement contemplates that, upon consummation of the Merger, (i) the holders of the common stock of the Company ("Company Common Stock") will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of Company Common Stock and (ii) the Company will become a wholly-owned subsidiary of Parent.

         WHEREAS, pursuant to the Merger Agreement it is a condition to consummation of the Merger that Parent register shares of Parent Common Stock issued to certain stockholders of the Company in connection with the Merger pursuant to the terms of a Registration Rights Agreement in the form of Exhibit I to the Merger Agreement.

         WHEREAS, it is a condition to the consummation of the Merger pursuant to the Merger Agreement that the independent accounting firms that audit the annual financial statements of Parent and the Company will have delivered the written concurrences with the conclusions of management of Parent and the Company to the effect that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16.

                                    AGREEMENT

         NOW, THEREFORE, in order to induce Parent and the Company to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Affiliate), Affiliate hereby covenants and agrees as follows:

         1. Representations and Warranties. Affiliate represents and warrants to Parent as follows:

                  (a) Affiliate is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of the Parent Common Stock set forth under Affiliate's signature below (the "Parent Shares"), and Affiliate has good and valid title to the Parent Shares, free and clear of any liens, pledges, security

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interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

                  (b) Affiliate has carefully read this Agreement, and has discussed with Affiliate's own independent counsel to the extent Affiliate felt necessary the limitations imposed on Affiliate's ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock. Affiliate fully understands the limitations this Agreement places upon Affiliate's ability to sell, transfer or otherwise dispose of the Parent Shares.

                  (c) Affiliate understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, the Company, and their respective affiliates, counsel and accounting firms for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests," and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached.

         2. Covenants Related to Pooling of Interests. In accordance with SEC Staff Accounting Bulletin No. 65 ("SAB 65"), during the period contemplated by SAB 65, until the earlier of (i) Parent's public announcement of financial results covering at least thirty (30) days of combined operations of Parent and the Company or (ii) the Merger Agreement is terminated in accordance with its terms, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce its risk relative to any Parent shares. Parent may, at its discretion, place a stock transfer notice consistent with the restrictions referred to in this Section 2 with its transfer agent with respect to such certificates, provided such restrictive legend shall be removed and/or notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate.

         3. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Affiliate may (i) transfer a "de minimis" amount of Parent Common Stock as contemplated by SEC Staff Accounting Bulletin No. 76 contingent upon consultation with legal counsel for Parent as to whether such transfer qualifies as "de minimis" and (ii) may (with the written consent of Parent, not to be unreasonably withheld): (A) transfer shares of Parent Common Stock in payment of the exercise price of options to purchase Parent Common Stock; (B) transfer shares of Parent Common Stock to any organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such organization has traditionally been supported by contributions from the general public (as opposed to being supported largely by a specific donor); and (C) transfer shares of Parent Common Stock to a trust established for the benefit of Affiliate and/or for the benefit of one or more members of Affiliate's family, or make a bona fide gift of Parent Common Stock to one or more members of Affiliate's family, provided that in the case of a transfer or gift pursuant to this clause (B) or (C), a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

         4. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its

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specific terms or was otherwise breached. Affiliate agrees that, in the event of any breach or threatened breach by Affiliate of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

         5. Independence of Obligations. The covenants and obligations of Affiliate set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Affiliate, on the one hand, and Parent, on the other. The existence of any claim or cause of action by Affiliate against Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Affiliate.

         6. Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

                  if to Parent:             First Consulting Group, Inc.
                                            111 W. Ocean Boulevard- 4th Floor
                                            Long Beach, CA 90802
                                            Attn: Luther J. Nussbaum
                                            Fax:  (562) 432-1932

                  with a copy to:           Cooley Godward LLP
                                            Five Palo Alto Square
                                            3000 El Camino Real
                                            Palo Alto, CA 94306
                                            Attn: Patrick A. Pohlen
                                            Fax:  (650) 849-7400

                  if to Affiliate:          at the address or facsimile phone
                                            number set forth below Affiliate's
                                            signature on the signature page
                                            hereof.

         7. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and i such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other


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provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

         8. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

         9. Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall no be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         11. Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

         12. Entire Agreement. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

         13. Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

         14. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Affiliate.

         15. Binding Nature. This Agreement will be binding upon Affiliate and Affiliate's representatives, executors, administrators, estate, heirs, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns.

         16. Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Affiliate, the


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prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         17. Assignment. This Agreement and all obligations of Affiliate hereunder are personal to Affiliate and may not be transferred or delegated by Affiliate at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement in whole or in part, to any other person or entity without obtaining the consent or approval of Affiliate.

         18. Survival. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.










                     [THIS SPACE INTENTIONALLY LEFT BLANK]


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                The undersigned have executed this Agreement as of the date first set forth above.


                                            FIRST CONSULTING GROUP, INC.

                                            By:
                                               ---------------------------------
                                            Printed Name:
                                                         -----------------------
                                            Title:
                                                  ------------------------------

                                            INTEGRATED SYSTEMS CONSULTING
                                            GROUP, INC.

                                            By:
                                               ---------------------------------
                                            Printed Name:
                                                         -----------------------
                                            Title:
                                                  ------------------------------

                                            AFFILIATE:

                                            By:
                                               ---------------------------------
                                            Printed Name:
                                                         -----------------------
                                            Address:
                                                    ----------------------------






                                            Facsimile:
                                                      --------------------------


                                            First Consulting Group, Inc., Stock
                                            Beneficially owned by Affiliate:


                                            _________________shares of Common
                                            Stock

                                            _________________shares of Common
                                            Stock issuable upon exercise of
                                            outstanding options